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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT



      There are currently no subsidiaries of Troy Financial Corporation (the "Registrant"). Following the conversion of The Troy Savings Bank (the "Bank") from a New York-chartered mutual savings bank to a New York-chartered stock savings bank and the concurrent issuance and sale of all of the outstanding capital stock of the Bank to the Registrant, the Bank will be a wholly owned subsidiary of the Registrant.